As filed with the Securities and Exchange Commission on November 15, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vaxxinity, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-2083865
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1717 Main St, Ste 3388

Dallas, TX 75201

(254) 244-5739

(Address of Principal Executive Offices, Including Zip Code)

Vaxxinity, Inc. 2021 Stock Option and Grant Plan

Vaxxinity, Inc. 2021 Omnibus Incentive Compensation Plan

Vaxxinity, Inc. 2021 Employee Stock Purchase Plan

Non-Qualified Stock Option Award Agreements for Mei Mei Hu

Non-Qualified Stock Option Award Agreement for Lou Reese

(Full Title of the Plans)

René Paula Molina

General Counsel and Secretary

Vaxxinity, Inc.

1717 Main St, Ste 3388

Dallas, TX 75201

(254) 244-5739

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph D. Zavaglia

Nicholas A. Dorsey

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2021 Stock Option and Grant Plan Class A common stock, par value $0.0001 per share	14,351,892(2)	$1.52 (3)	$21,814,876	$2,022.24
2021 Omnibus Incentive Compensation Plan Class A common stock, par value $0.0001 per share	8,700,000(4)	$13.00(5)	$113,100,000	$10,484.37
2021 Employee Stock Purchase Plan Class A common stock, par value $0.0001 per share	2,300,000(6)	$11.05 (7)	$25,415,000	$2,355.97
Non-Qualified Stock Option Award Agreements for Mei Mei Hu Class A common stock, par value $0.0001 per share	3,370,621(8)	$10.07(9)	$33,942,154	$3,146.44
Non-Qualified Stock Option Award Agreement for Lou Reese Class A common stock, par value $0.0001 per share	2,991,835(8)	$10.07(9)	$30,127,778	$2,792.85

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Vaxxinity, Inc. (the “Registrant”) that may become issuable under (i) stock options outstanding under the Vaxxinity, Inc. 2021 Stock Option and Grant Plan (the “Legacy 2021 Plan”) as of the date of this Registration Statement, (ii) the Vaxxinity, Inc. 2021 Omnibus Incentive Compensation Plan (the “2021 Plan”), (iii) the Vaxxinity, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and (iv) the Non-Qualified Stock Option Award Agreements with each of Mei Mei Hu and Lou Reese. In the event of any stock dividend, stock split or other similar transaction involving the Class A common stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). No further grants will be made pursuant to the Legacy 2021 Plan and any stock options outstanding thereunder will remain in effect pursuant to their terms.

(2)

Represents shares of Class A common stock that may be issued in connection with stock options outstanding under the Legacy 2021 Plan as of the date of this Registration Statement. No further grants will be made pursuant to the Legacy 2021 Plan.

(3)

Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act on the basis of $1.52 per share, which is the weighted-average exercise price of the stock options to purchase Class A common stock outstanding under the Legacy 2021 Plan as of the date of this Registration Statement.

(4)

Represents shares of Class A common stock reserved for issuance pursuant to future awards under the 2021 Plan. The shares available for issuance under the 2021 Plan will be increased on each January 1 beginning on January 1, 2023 and ending (and including) January 1, 2030 in an amount (not less than zero) equal to the lesser of (1) 4.0% of the number of outstanding shares of Class A common stock as of the last day of the immediately preceding calendar year, (2) such number of shares of Class A common stock determined by the Registrant’s Compensation Committee, if any such determination is made, and (3) the number of shares of Class A common stock underlying any awards granted under the 2021 Plan, if any, during the immediately preceding calendar year, less the number of shares of Class A common stock in respect of awards that are forfeited or tendered or surrendered to the Company during the preceding calendar year (and for purposes of this clause (3), calendar year 2022 will be deemed to include the period beginning on the effective date of the New 2021 Plan and ending on December 31, 2021).

(5)

Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act on the basis of $13.00 per share, which is the initial public offering price per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-260163), as amended, declared effective on November 10, 2021.

(6)	Represents shares of Class A common stock reserved for issuance under the ESPP.

(7)

Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act on the basis of 85% of $13.00 per share, which is the initial public offering price per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-260163), as amended, declared effective on November 10, 2021. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the shares of the Registrant’s Class A common stock on the first date of an offering or the date of purchase.

(8)

Represents shares of Class A Common Stock that may be issued in connection with Class B Stock Option Award Agreements with each of Mei Mei Hu and Lou Reese. The shares of Class B common stock, par value $0.0001 per share (“Class B common stock), of the Registrant issuable under the award agreements are convertible into shares of Class A common stock on a one-for-one basis.

(9)

Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act on the basis of $10.07 per share, which is the weighted-average exercise price of the stock options to purchase Class B common stock outstanding under the Class B Stock Option Award Agreements as of the date of this Registration Statement. No additional consideration is payable to convert the shares of Class B common stock into shares of Class A common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to participants in the equity compensation plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectuses), any other document required to be delivered to participants pursuant to Rule 428(b) under the Securities Act or additional information about any of the plans covered by this Registration Statement is available without charge by contacting:

René Paula Molina

General Counsel and Secretary

Vaxxinity, Inc.

1717 Main St, Ste 3388

Dallas, TX 75201

(254) 244-5739

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below have been with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by documents subsequently filed:

(1)

Amendment No.  1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 5, 2021 (File No. 333-260163), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)

The Registrant’s prospectus filed with the Commission on November  12, 2021 pursuant to Rule 424(b) under the Securities Act (the “Prospectus”) in connection with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-260163), as amended; and

(3)

The description of the Class  A common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 10, 2021 and all other amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to us with respect to payments we may make to our officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed with the Commission on November 5, 2021 (Registration No. 333-260163)), to be effective at the completion of the Registrant’s initial public offering

4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to Amendment No 1 to the Registrant’s Registration Statement on Form S-1, filed with the Commission on November 5, 2021 (Registration No. 333-260163)), to be effective at the completion of the Registrant’s initial public offering

5.1*	Opinion of Cravath, Swaine & Moore LLP

23.1*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

23.2*	Consent of Armanino LLP

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

99.1*	Form of Non-Qualified Stock Option Agreement

99.2	Vaxxinity, Inc. 2021 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed with the Commission on November 5, 2021 (Registration No. 333-260163))

99.3*	Vaxxinity, Inc. 2021 Omnibus Incentive Compensation Plan

99.4*	Vaxxinity, Inc. 2021 Employee Stock Purchase Plan

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on November 15, 2021.

VAXXINITY, INC.

By:	/s/ Mei Mei Hu
Name: Mei Mei Hu
Title: Chief Executive Officer and President

SIGNATURES AND POWERS OF ATTORNEY

Each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints Mei Mei Hu and René Paula Molina, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mei Mei Hu	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2021
Mei Mei Hu

/s/ Martin Doran Martin Doran	Interim Financial Officer, Treasurer and Principal Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	November 15, 2021

/s/ Louis Reese	Executive Chairman and Director	November 15, 2021
Louis Reese

/s/ Gregory R. Blatt	Director	November 15, 2021
Gregory R. Blatt

/s/ James Chui	Director	November 15, 2021
James Chui

/s/ Peter Diamandis	Director	November 15, 2021
Peter Diamandis